Exhibit 99

November 9, 2011

NEWS RELEASE	FIRST WEST VIRGINIA BANCORP, INC. 1701 WARWOOD AVENUE WHEELING, WV 26003

RELEASE IMMEDIATELY	For further information Contact Sylvan J. Dlesk, President & CEO or Francie P. Reppy, Executive Vice President, Chief Administrative Officer & Chief Financial Officer (304) 218-2400

FIRST WEST VIRGINIA BANCORP, INC. ANNOUNCES THIRD QUARTER 2011 EARNINGS

Wheeling, WV, November 9, 2011-First West Virginia Bancorp, Inc. (NYSE Amex: FWV) President and Chief Executive Officer, Sylvan J. Dlesk, today announced third quarter earnings for the Wheeling, West Virginia, based holding company. First West Virginia Bancorp, Inc. is the parent company of Progressive Bank, N.A., Wheeling, West Virginia.

The Company reported net income of $1,817,974 or $1.10 per share for the nine months ended September 30, 2011 compared to $1,915,623 or $1.16 per share for the same period during 2010. The decrease in net income for the nine months ended September 30, 2011 as compared to the same period in 2010 of $97,649 or 5.1% was primarily the result of the increase in the provision for loan losses combined with the decrease in noninterest income, offset in part by the increase in net interest income and decreases in noninterest expenses and in income tax expense. Net interest income increased $267,654 or 4.1%, primarily due to the decrease in the interest expense paid on interest bearing liabilities combined with the increase in the interest earned on investment securities, offset in part by a decline in the interest and fees earned on loans. The provision for loan losses increased $510,000 during the nine month period ended September 30, 2011 as compared to the same period in 2010 primarily due to a specific reserve allocation for one impaired commercial real estate loan. Noninterest income decreased $112,961 or 6.8% primarily due to the decline in service charges and fees earned on deposit accounts combined with the decrease in other operating income, which were offset in part by an increase in the net gains on sales of investment securities. Noninterest expenses decreased $47,585 or .8% during the nine month period ended September 30, 2011 as compared to the same period in 2010 primarily due to the decrease in other operating expenses and salary and employee benefits expenses, offset in part by increases in occupancy expenses. The ROA was .86% for the nine months ended September 30, 2011 as compared to .94% for the same period of the prior year. For the nine months ended September 30, 2011, compared to September 30, 2010, the ROE was 8.01% and 8.76%, respectively.

For the third quarter of 2011, net income was $858,932 or $.52 per share as compared to $786,938 or $.48 per share for the same period in 2010. The increase in net income for the three months ended September 30, 2011 as compared to the same period in 2010 of $71,994 or 9.2% was primarily the result of the increase in net interest income combined with decreases in noninterest expenses, income tax expense and the provision for loan losses offset in part by the decrease in noninterest income. Net interest income increased $55,702 or 2.5%, primarily due to the decrease in the interest expense paid on interest bearing liabilities combined with the increase in the interest earned on investment securities, offset in part by a decline in the interest and fees earned on loans. The provision for loan losses decreased $30,000 during the three month period ended September 30, 2011 as compared to the same period in 2010. Noninterest income decreased $73,462 or 9.2% for the three months ended September 30, 2011 as compared to same period of the prior year and was primarily due to the decline in service charges and fees earned on deposit accounts combined with the decrease in other operating income, which were offset in part by an increase in the net gains on sales of investment securities. Noninterest expenses were reduced by $28,648 or 1.5% during the three month period ended September 30, 2011 as compared to the same period in 2010 primarily due to decreases in other operating expenses and salary and employee benefits expenses, offset in part by increases in occupancy expenses.

FIRST WEST VIRGINIA BANCORP, INC. FINANCIAL HIGHLIGHTS

(Dollars in thousands, except share and per share data)	(Unaudited) September 30, 2011	December 31, 2010

AT PERIOD END
Total Assets	$291,868	$277,959
Total Deposits	235,460	228,475
Total Loans	114,286	121,367
Total Investment Securities	143,207	133,169
Shareholders’ Equity	33,827	31,101
Shareholders’ Equity Per Share of Common Stock	20.47	18.82

(Dollars in thousands, except share and per share data)	September 30, 2011	September 30, 2010

FOR THE THREE MONTHS ENDED
Net income	859	787
Provision for Loan Losses	—	30
Earnings Per Share of Common Stock *	.52	.48
Dividends Per Share of Common Stock*	.19	.18
Return on Average Assets	1.19%	1.14%
Return on Average Equity	11.17%	10.81%

FOR THE NINE MONTHS ENDED
Net income	1,818	1,916
Provision for Loan Losses	600	90
Earnings Per Share of Common Stock *	1.10	1.16
Dividends Per Share of Common Stock*	.57	.55
Return on Average Assets	.86%	.94%
Return on Average Equity	8.01%	8.76%

Weighted average shares outstanding	1,652,814	1,652,814

*	Share and per share data were adjusted for the 4 percent common stock dividend to stockholders of record as of December 20, 2010.

First West Virginia Bancorp, Inc. stock is traded on the NYSE Amex under the symbol “FWV.”